Third Quarter 2026 Update

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about our buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; and significant competition that our operating subsidiaries face.

This communication should be read in conjunction with the risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of Cannae’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission (the "SEC").

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Fellow Shareholders,
The Cannae Board and management team remain focused on executing the strategic priorities established by our Board to drive sustained, long-term value creation for our shareholders. During the third quarter, we continued to make meaningful progress across each of these priorities.

1.Portfolio Transformation and Strategic Focus: We are accelerating the transformation of our portfolio to concentrate on sports and entertainment-related assets through monetizing nonstrategic assets in a disciplined manner and redeploying capital toward either high return sports and entertainment-related investment opportunities or capital returns to our shareholders.

As it relates to the sale of noncore assets, in July we closed both the previously announced sale of our interest in Watkins for $90 million in cash and the sale of our interest in Brasada Ranch for the elimination of both Bill Foley's put right and Brasada's debt. In September, following the previously announced review of strategic alternatives of the Restaurant Group, we closed the operations of the remaining O’Charley’s restaurants which eliminated the business’s cash burn to Cannae. We also continue to explore potential alternatives for Ninety Nine Restaurants. In total, since the beginning of 2025 through the third quarter of 2026, we have now generated $793 million of proceeds from sales of noncore assets.

At the same time, we continue to invest in sports and entertainment assets where we believe there are strong macroeconomic tailwinds and we can generate outsized returns. In September, we invested an additional $22 million in Black Knight Football as part of a broader capital raise to continue to accelerate growth and expansion of the platform. The third quarter was also our first quarter of ownership of Exeter Rugby Group, which was acquired June 29th and is our second sports-related investment.

2.Enhanced Operating Performance and Transparency: Active management of our portfolio companies continues to be a hallmark of our strategy. At our largest investment, Black Knight Football, AFC Bournemouth opened Phase 1 of its stadium renovation this fall which included updates to all hospitality offerings, including doubling hospitality covers, and increasing the capacity of the stadium by 10% through filling in two corners. Phase 2, which will open next year, will increase capacity to approximately 17,600 and further expand hospitality areas. These enhancements to the stadium will improve fan experiences and generate additional match day and commercial revenue opportunities. Bournemouth also started its first-ever European campaign by winning its' first four games of European competition and currently sits in 7th place in the Premier League. At our newest sports

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
investment, Exeter Rugby, we have already begun implementing changes intended to drive commercial success, while also investing in rugby related items aimed at improving performance on the pitch, both of which will create value at Exeter.

We will continue to provide additional disclosure on our portfolio and enhance them where appropriate in the future. Further, at the Board’s direction, Management has successfully implemented an aggressive efficiency drive decreasing holding company expenses by $58.8 million, or 70%, in the first nine months of 2026 compared to 2025. In November, we successfully cancelled our lease and cost sharing agreement for a portion of an aircraft, which will reduce our annual operating expenses by approximately $3 million. Improved transparency, reporting, and efficiencies will continue to be high priorities moving forward.

3.Disciplined Capital Returns: We will continue to prioritize opportunities to return capital to shareholders. During the third quarter through today, we repurchased 4.2 million shares for $67 million. Year-to-date in 2026 we have now repurchased 7.7 million shares for $111 million, representing 16.4% of our shares outstanding. We have also paid $20 million of dividends year to date in 2026, bringing total capital returns to shareholders year-to-date to $131 million. We remain committed to both disciplined share buybacks and our dividend going forward.

4.Continued Governance Focus and Evolution: The Board also remains committed to continuous evaluation and enhancement of its governance policies and procedures consistent with best practices. We are executing the phased declassification of our Board, beginning with the directors up for election at our 2026 annual meeting of shareholders in December 2026. In November, we announced that two of our directors will not stand for re-election at our December 11, 2026 Annual Shareholders Meeting and we will reduce the size of our Board to ten members following the meeting.

We are committed to executing across each of our strategic priorities, and I am proud of the progress we have achieved. I am confident in the upside ahead for our shareholders as we execute on our focused, disciplined strategy. Thank you for your continued support.

Sincerely,

RYAN R. CASWELL
Chief Executive Officer

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE

Black Knight Football
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Total revenue	$117.5	$87.9
Net (loss) income	$(42.4)	$60.4
EBITDA	$11.6	$95.7
Adjusted EBITDA excluding profit on player trading	$6.6	$15.8

The Company reports its share of the results of BKFC on a three-month lag using the equity method of accounting. Accordingly, Cannae's results for the three and twelve months ended September 30, 2026, and 2025, include Cannae's ratable portion of BKFC's net income (loss) for the three and twelve months ended June 30, 2026, and 2025, respectively.

Black Knight Football ("BKFC"), a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFC's network of owned and operated clubs, while driving strong on-field and financial results. BKFC is an investment in the world’s leading professional football leagues, with an ability to improve operations, make high ROI investments, and demonstrate the embedded value of our multi-club operations, driving group financial performance and value creation on an eventual sale.

BKFC owns 100% of AFC Bournemouth ("AFCB" or "the Cherries"), a football club competing in the Premier League, and FC Lorient (French Ligue 1), as well as a majority interest in Moreirense FC (Portuguese Primeira Liga). This is complemented by strategic affiliations in other regions including Auckland FC of Australia's A-League, Orlando City SC of Major League Soccer and Kyoto Sanga F.C. of Japan's J1 League, expanding BKFC’s footprint across multiple continents and competitive landscapes.

Black Knight Football

In the trailing twelve months ended June 30, 2026, BKFC generated total revenue of $312.0 million, compared to $236.2 million in 2025. Revenue in 2026 includes $16.2 million from FC Lorient (representing revenue for the six months ended June 30, 2026 only) and $9.0 million from Moreirense, compared to no revenue for those clubs in 2025 due to timing of acquisition of our interests.

Black Knight Football achieved $117.8 million of EBITDA in the twelve months ended June 30, 2026, compared to $116.8 million in the prior year. EBITDA includes profit on player trading of $91.4 million and $121.9 million in the twelve months ended June 30, 2026 and 2025, respectively. Adjusted EBITDA excluding profit on player trading and other nonrecurring items was $(0.9) million in the twelve months ended June 30, 2026, compared to $(4.1) million in the prior year.

AFC Bournemouth

Following the Cherries historic 25/26 season where they finished 6th place in the Premier League and qualified for European competition - both firsts in the club's 127-year history - the club has started the new season with four wins and no losses in the Europa League, sit in 7th place in the Premier League, and are in the quarter finals of the EFL Cup - tying for the furthest round the club have ever achieved in the tournament.

Bournemouth also achieved record setting revenues in its fiscal year ended June 30, 2026. In the trailing 12 months ended June 30, 2026, Bournemouth recorded total revenue of $286.6 million, a 21% increase over revenue of $236.2 million in 2025.

The club continued its progress on the expansion of Vitality Stadium and expects to increase capacity of the stadium from 11,300 to 17,600 seats by next season. At completion in 2028, the renovation will increase capacity at Vitality

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Stadium by over 80% and add hospitality and expand fan areas throughout the stadium - further uplifting Bournemouth's matchday and commercial revenue opportunities.

FC Lorient

FC Lorient finished the 25/26 Ligue 1 season strong, completing the season in 10th place and securing its place in Ligue 1 for the 26/27 season. Following its promotion to Ligue 1 last season, the strong finish in Ligue 1 in the 25/26 season, and a run to the quarter finals of the French Cup, FCL grew its revenue 38% in its fiscal year ended June 30, 2026.

Moreirense FC

Moreirense FC ("MFC") finished the 25/26 season in 7th place in the Portuguese Primeira Liga (first division) table, following a 10th place finish in the 24/25 season. We continue to invest in MFC's training facilities for its first team and academy squads with the aim of attracting and developing the top talent in Portugal.

As of November 6, 2026, Cannae has invested $285 million and holds a 44.3% ownership interest in Black Knight Football.

Additional information on BKFC as of and for the twelve months ended June 30, 2026, and 2025, is presented in the table below.

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Select Statement of Operations items:
Revenue	$312.0	$236.2
Operating loss	$(80.3)	$0.5
Net loss	$(70.2)	$(14.4)
EBITDA	$117.8	$116.8
Adjusted EBITDA (excluding player trading profit)	$(0.9)	$(4.1)
Cannae share of net income (loss)	$(26.8)	$(6.2)
Select Balance Sheet Items:
Cash	$92.7	$123.7
Player transfer fees receivable	$252.6	$163.5
Total assets	$1,016.1	$787.1
Player transfer fee liabilities	$282.4	$192.4
Notes payable	$114.9	$67.0
Total liabilities	$646.4	$434.2
Total equity	$369.7	$345.2

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE

JANA Partners
(Private)

	Three Months Ended
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Total revenues	$4.3	$5.3
Net income	$0.8	$1.7

The Company reports its share of the results of JANA on a three-month lag using the equity method of accounting. Accordingly, Cannae's results for the three and twelve months ended September 30, 2026, and 2025, include Cannae's ratable portion of JANA's net income (loss) for the three and twelve months ended June 30, 2026, and 2025, respectively.

Founded in 2001, JANA Partners ("JANA") is a pioneer and long-standing leader in activist investing, with a core belief that constructive shareholder engagement can unlock value in underperforming public companies. Over its 25-year history, JANA has evolved from a traditional long/short hedge fund into a pure-play, longer-duration activist investment manager, focusing primarily on concentrated long-only positions. This evolution reflects a strategic decision to align capital duration with the realities of operational and governance-driven change, which often requires multiple years to realize. Our partnership with JANA provides an attractive investment in the General Partner of a leading activist manager and a unique partnership. Cannae participates in cash flows from the growth of its Assets Under Management (“AUM”) through JANA’s management fees and from the performance of its investments through JANA’s performance fees, as well as our JANA fund investments.

JANA’s investment strategy centers on identifying undervalued U.S. mid-cap companies where performance gaps stem from fixable issues, including inefficient operations; suboptimal capital allocation; weak governance or board composition; strategic drift or poor execution; and unrealized M&A or asset monetization opportunities. JANA emphasizes deep fundamental diligence, followed by collaborative engagement with management and boards. JANA frequently achieves outcomes through negotiated board representation and leadership changes, as demonstrated in several recent campaigns. The firm’s portfolios are intentionally highly concentrated, which reflects high conviction and allows the firm to devote substantial time and resources to each investment. Currently, this includes Cooper Companies, Fiserv, Inc., Lamb Weston Holdings, Markel Group, Mercury Systems, Rapid7, and Six Flags Entertainment.

One of JANA’s most distinctive competitive advantages is its operating partner model. The firm has built a network of experienced current and former CEOs, CFOs, and senior operators who invest personal capital alongside JANA funds, participate in pre-investment diligence, join boards or management teams of portfolio companies, and drive operational and strategic initiatives. This model allows JANA to move beyond “financial activism” into hands-on operational improvement, significantly increasing credibility with boards and reducing adversarial dynamics. High-profile successes such as Mercury Systems, Tiffany, Whole Foods, and Frontier Communications reflect the effectiveness of this approach.

JANA has been consistently innovative within the activist investing space, introducing several industry-first partnership models, including strategic partnering—developing a framework for partnering with strategic acquirers to catalyze M&A outcomes, notably contributing to Frontier Communications’ sale to Verizon, and JANA's relationship with Cannae, which expanded its operating network and strategic reach, and strengthened sourcing, diligence, and execution capabilities. JANA also has developed innovative influencer partnerships, partnering with high-profile influencers (e.g., Dwyane Wade, Travis Kelce) to address branding, customer engagement, and cultural relevance—an unconventional but targeted value-creation lever in consumer-facing businesses. These initiatives underscore JANA’s willingness to adapt its toolkit as market dynamics and value-creation opportunities evolve.

JANA's primary vehicles include the JANA Strategic Investments Benchmark Fund (Series A and A-1); dedicated drawdown vehicles (longer duration activist capital); and co-investments aligned with core activist positions. At Cannae's initial investment in 2024, JANA had $1.8 billion of Assets Under Management (AUM), and has maintained

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
$2.2 billion of AUM through 2026, reflecting a stable institutional capital base with the patience required for activist execution.

As of November 6, 2026, Cannae has invested $116.3 million (net of distributions) in JANA Partners, representing a 50% ownership interest, and separately, invested $50 million in the JANA Strategic Investments Benchmark Fund Series A-1.

Additional information as of and for the twelve months ended June 30, 2026, and 2025 is presented below.

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Revenue	$20.8	$37.5
Net income	$6.7	$21.5
Cannae share of net income(1)	$2.2	$3.7

Cannae investment in JANA Partners, net of distributions	$116.3	$51.4
Ownership %(1)	50.0%	20.0%
Cannae investment in JANA Strategic Benchmark Fund	$50.0	$20.0
JANA Partners Assets Under Management, end of period (Billions)	$2.2	$2.2
_____________________________________________
(1) Cannae's ownership in JANA increased to 50% on September 30, 2025. Prior to that date, Cannae held an approximately 20% interest in JANA.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Minden Mill
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Net revenue	$1.0	$0.8
Net loss	$(0.9)	$(1.1)
EBITDA	$(0.3)	$(0.5)
Adjusted EBITDA	$(0.1)	$(0.4)

The Company reports its share of the results of Minden Mill on a three-month lag using the equity method of accounting. Accordingly, Cannae's results for the three and twelve months ended September 30, 2026, and 2025, include Cannae's ratable portion of Minden Mill's net income (loss) for the three and twelve months ended June 30, 2026, and 2025, respectively.

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in historic Minden, Nevada, at the eastern base of the Sierra Nevada Mountain range. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery, tasting room and guest experience center housed in a 100-year-old flour mill, both within a 10-acre main campus. Each of these 32,000 square foot buildings sit on the National Register of Historic Places.

The former owners of the estate distillery invested over $100 Million to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. The facility is vertically integrated, with on-site distillation, barreling, aging, and bottling, allowing for tight control over production standards and cost structure. The 10-acre distillery campus, in driving distance from Lake Tahoe and Reno, serves as a destination venue, offering tastings and experiences that enhance brand engagement and customer loyalty. Additionally, within a separate 26-acre campus there is a 61,000 square-foot, climate-controlled rickhouse for whiskey aging, separated into two climate-controlled warehouses. The distillery sources grains from nearby ranches and benefits from access to high-quality water and a favorable operating environment for craft production, supporting a 'grain-to-glass' production model. The state-of-the-art facility has a capacity to produce over 130,000 cases of premium spirits annually and today we have more than 300,000 proof gallons of whiskey, or approximately 145,000 case equivalents, currently aging in barrel.

Acquired at a deep discount to the cost of the real estate and facility, we believe our ownership of Minden Mill represents an attractive value investment with upside optionality as we work to develop and market new high quality products through our partners' national distributor network. Minden is managed and operated by the seasoned management team of Foley Family Wines & Spirits. While still early in its product lifecycle, the distillery produces a portfolio of spirits that includes Minden Mill branded Bourbon, American Single Malt, and Rye; High Ground Estate Vodka; and Evil Bean Coffee Liqueur. Each of these spirits continues to garner accolades and awards at competitions. We believe production of high-quality spirits coupled with direct access to a national route to market uniquely positions Minden Mill for success.

For the twelve months ended June 30, 2026, Minden Mill generated $3.3 million of net sales, a 14% increase over the prior year. Sales growth was primarily driven by growth in sales of Evil Bean.

As of November 6, 2026, Cannae has invested $52 million for approximately 88% of the equity interests in Minden Mill as well as $13.8 million through a revolving credit facility convertible to equity.

Additional information as of and for the twelve months ended June 30, 2026, and 2025, is presented in the table on the next page.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE

Case items in Thousands; $ amounts in Millions (unaudited)	As of and For the Twelve Months Ended
	June 30, 2026	June 30, 2025
Net revenue	$3.3	$2.9
Net loss	$(4.3)	$(4.4)
EBITDA	$(1.9)	$(2.3)
Adjusted EBITDA	$(0.9)	$(0.4)
Cannae share of net loss	$(3.8)	$(4.3)

Case sales volume, in 9-Liter case equivalents	17.6	12.9
9-Liter case equivalents aging in barrel	126.0	126.7

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Exeter Rugby Group
(Private)

Exeter Rugby Club, known as the Exeter Chiefs, is an English professional rugby union club based in Exeter, Devon. Founded in 1871, the men’s team competes in the Gallagher PREM, the top tier of English club rugby, and has played its home matches at Sandy Park since 2006. Exeter is one of the most successful clubs of the professional era, having won the PREM Rugby title in 2017 and 2020 and the Investec Champions Cup in 2020. The women’s team competes in the Premiership Women’s Rugby league, securing top four finishes in four of the last six seasons and winning the Allianz Cup in the 2021/22 and 2022/23 seasons. The club owns Sandy Park, a purpose-built stadium and a leading conference and events venue in the southwest of England.

On June 29, 2026, Cannae completed the acquisition of 100% of Exeter Rugby Group ("Exeter" of the "Chiefs"). a leading professional rugby union club based in Exeter, Devon, England and a member of Gallagher PREM Rugby (“PREM Rugby” or the “PREM”), which is the top division of the English rugby union system. The transaction values Exeter at an enterprise value of £32.6 million (approximately $43 million USD), with Cannae investing £19.6 million (approximately $26 million USD) at closing.

Exeter is the only rugby club to win the top four tiers of English rugby, having been promoted to the PREM from the fourth division league. Since earning promotion to the PREM, Exeter has established itself as one of the league’s premier clubs, reaching six consecutive PREM Rugby Finals from 2015/16 through 2020/21, winning two PREM titles (2016/17 and 2019/20), and capturing the Investec Champions Cup in 2019/20 as part of a historic domestic and European double victory.

Exeter enters its new ownership with strong on-field momentum, having finished as runners-up in the 2025/26 PREM season, earning the club a berth in the 2026/27 Investec Champions Cup, which is expected to create incremental matchday and commercial revenue opportunities next season. The club owns its 15,000-capacity purpose-built rugby stadium, Sandy Park, which includes one of the leading conference and events centers in the southwest of England that drives incremental non-matchday revenue for the club. Cannae will look to capitalize on this momentum and asset base to drive incremental revenue and cash flow at the club.

The acquisition furthers Cannae’s strategy of transforming its portfolio to concentrate on sports and entertainment-related assets, where Cannae has a differentiated competitive advantage and the ability to drive shareholder returns. Exeter represents another sports and entertainment related asset where Cannae can leverage its success and synergies across its portfolio.

We believe Exeter and Rugby broadly present an attractive investment opportunity.

Favorable Industry Dynamics
•Rugby has a global fan base of ~475 million fans
•Improving league economics with no relegation, and stronger alignment with the RFU and other stakeholders
Attractive Entry Valuation
•Transaction structure supports debt repayment and future liquidity
•Attractive valuation relative to PREM Rugby and broader sports transactions
Multiple Value Creation Opportunities
•Improve on-field performance, commercial operations, and facilities
•Capture upside at both the Club and league levels
Strategic Fit
•Advances Cannae’s transition toward sports and entertainment
•Located 80 miles from Bournemouth and can leverage commercial and operational synergies and lessons we've learned operating AFC Bournemouth’s to create value at Exeter

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2026	September 30, 2025
Total revenue	$500.0	$533.0
Net loss from continuing operations	$(51.0)	$(1,055.0)
EBITDA from continuing operations	$60.0	$(1,126.0)
Adjusted EBITDA from continuing operations	$86.0	$138.0

Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.

Alight delivered higher-than-expected revenue for the third quarter of 2026, reporting total revenue of $500 million compared to $533 million in the prior year third quarter. The 6.2% decrease from the prior year was primarily due to lower net commercial activity. Recurring revenues were 91.6% of total revenue.

Net loss from continuing operations for the quarter ended September 30, 2026, was $51 million, compared to a loss of $1,055 million in the prior year third quarter. The improvement was primarily attributable to Alight's $1,338 million non-cash goodwill impairment in the prior year, partially offset by non-operating fair value remeasurements of the tax receivable agreement and financial instruments.
Adjusted EBITDA from continuing operations was $86 million for the quarter ended September 30, 2026, compared to $138 million in the prior year third quarter. Adjusted EBITDA margin was 17.2% in the third quarter 2026 as compared to 25.9% in the prior year third quarter.

Management provided an updated outlook for the full year 2026, increasing their expected revenue for the year to range of between $2,115 million and $2,125 million and Adjusted EBITDA to between $410 million and $420 million.

Cannae holds 2.0 million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of November 6, 2026, the aggregate gross value of these shares was approximately $26 million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE

Cannae Restaurant Group
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2026	September 30, 2025
Total revenues	$66.2	$69.0
Net loss	$(19.4)	$(5.6)
EBITDA	$(18.1)	$1.1
Adjusted EBITDA	$(0.3)	$1.2

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub, in which Cannae has 88.5% equity ownership interests. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The brand is focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com.
We are continuing to explore strategic alternatives related to our restaurant group as part of our portfolio transformation strategy. In September 2026, we closed all O'Charley's stores and began the wind down of O'Charley's through an Assignment for the Benefit of Creditors. This process eliminated the burden of ongoing operating losses of O'Charley's on the Company's cash. We continue to explore strategic alternatives for Ninety Nine Restaurants.

In the third quarter of 2026, the Ninety Nine Restaurant & Pub brand has continued a revenue strategy focused on increasing guest counts while blending a value-focused platform with higher priced items. Same store sales declined 4% in the quarter, directionally consistent with the broader casual dining segment.

Additional information as of and for the twelve months ended September 30, 2026, and 2025 is presented in the table below. Beginning in the third quarter of 2026, O'Charley's is presented as a discontinued operation in the Company's financial statements; all prior period information has been recast accordingly to remove the results of O'Charley's from continuing operations.

			For the Twelve Months Ended
(In Millions) (Unaudited)			September 30, 2026	September 30, 2025
Revenue			$273.7	$282.7
Operating loss			$(61.7)	$(1.2)
EBITDA			$(55.7)	$17.6
Adjusted EBITDA			$5.8	$10.9
Net loss			$(61.9)	$10.3
Cannae share of net (loss) income			$(54.8)	$9.1

	Number of Locations		Change in Same Store Sales, Year-over-Year
Brand	September 30, 2026	September 30, 2025	3rd Quarter 2026	12 months ended September 30, 2026
Ninety Nine Restaurant & Pub	93	93	(4.2)%	(3.3)%

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
THIRD QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2026	2025
Three months ended September 30,
Restaurant revenue	$66.2	$69.0
Other operating revenue	1.9	12.3
Total operating revenues	68.1	81.3
Cost of restaurant revenue	60.2	61.7
Personnel costs	7.2	11.6
Depreciation and amortization	1.3	2.2
Other operating expenses, including asset impairments	9.6	13.2
Goodwill impairment	16.2	—
Total operating expenses	94.5	88.7
Operating loss	(26.4)	(7.4)
Interest, investment and other income	1.3	1.8
Interest expense	(0.9)	(3.0)
Recognized gains (losses), net	30.3	8.5
Total other income, net	30.7	7.3
Earnings before income taxes and equity in losses of unconsolidated affiliates	4.3	(0.1)
Income tax expense (benefit)	1.5	(3.8)
Equity in losses of unconsolidated affiliates	(11.4)	(57.5)
Net loss from continuing operations	(8.6)	(53.8)
Net loss from discontinued operations, net of tax	(16.0)	(17.0)
Less: net loss attributable to noncontrolling interests	(4.4)	(2.4)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(20.2)	$(68.4)

Amounts attributable to Cannae Holdings, Inc. common shareholders:
Net (loss) from continuing operations attributable to Cannae Holdings, Inc. common shareholders	(5.7)	(54.0)
Net loss from discontinued operations attributable to Cannae Holdings, Inc. common shareholders	(14.5)	(14.4)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(20.2)	$(68.4)

Per share amounts:
Net loss per share from continuing operations - basic	$(0.14)	$(0.99)
Net loss per share from discontinued operations - basic	(0.34)	(0.26)
Net loss per share attributable to Cannae common shareholders - basic	$(0.48)	$(1.25)
Net loss per share from continuing operations - diluted	$(0.14)	$(0.99)
Net loss per share from discontinued operations - diluted	(0.34)	(0.26)
Net loss per share attributable to Cannae common shareholders - diluted	$(0.48)	$(1.25)
Cannae weighted average shares outstanding - basic	42.3	54.7
Cannae weighted average shares outstanding - diluted	42.3	54.7

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2026	2025
Nine months ended September 30,
Restaurant revenue	$203.3	$210.4
Other operating revenue	16.4	24.7
Total operating revenues	219.7	235.1
Cost of restaurant revenue	181.6	185.2
Personnel costs	30.1	60.8
Depreciation and amortization	5.3	6.7
Other operating expenses, including asset impairments	39.5	64.4
Goodwill impairment	48.4	—
Total operating expenses	304.9	317.1
Operating loss	(85.2)	(82.0)
Interest, investment and other income	6.9	8.1
Interest expense	(3.9)	(9.5)
Recognized gains (losses), net	105.2	(60.9)
Total other income (expense), net	108.2	(62.3)
Earnings (loss) before income taxes and equity in losses of unconsolidated affiliates	23.0	(144.3)
Income tax expense	3.6	14.6
Equity in losses of unconsolidated affiliates	(15.4)	(155.1)
Net earnings (loss) from continuing operations	4.0	(314.0)
Net loss from discontinued operation, net of tax	(36.0)	(112.3)
Less: losses attributable to noncontrolling interests	(17.2)	(6.1)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(14.8)	$(420.2)

Amounts attributable to Cannae Holdings, Inc. common shareholders:
Net (loss) from continuing operations attributable to Cannae Holdings, Inc. common shareholders	11.8	(314.1)
Net loss from discontinued operations attributable to Cannae Holdings, Inc. common shareholders	(26.6)	(106.1)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(14.8)	$(420.2)

Per share amounts:
Net earnings (loss) per share from continuing operations - basic	$0.27	$(5.30)
Net loss per share from discontinued operations - basic	(0.61)	(1.79)
Net loss per share attributable to Cannae common shareholders - basic	$(0.34)	$(7.09)
Net earnings (loss) per share from continuing operations - diluted	$0.26	$(5.30)
Net loss per share from discontinued operations - diluted	(0.60)	(1.79)
Net loss per share attributable to Cannae common shareholders - diluted	$(0.34)	$(7.09)
Cannae weighted average shares - basic	43.9	59.3
Cannae weighted average shares - diluted	44.0	59.3

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
BALANCE SHEETS

	September 30, 2026	December 31, 2025
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$111.7	$180.2
Other current assets	42.4	20.2
Income tax receivable	1.5	48.8
Current assets of discontinued operations	—	7.4
Total current assets	155.6	256.6
Investments in unconsolidated affiliates	571.0	643.5
Equity securities, at fair value	98.0	1.4
Equity securities, without a readily determinable fair value	143.1	147.3
Lease assets	71.7	79.0
Property and equipment, net	54.2	43.3
Other intangible assets, net	8.5	9.8
Goodwill	5.1	53.4
Deferred tax asset	—	0.6
Other long term investments and noncurrent assets	5.6	27.4
Noncurrent assets of discontinued operations	—	46.6
Total assets	$1,112.8	$1,308.9
Current liabilities:
Accounts payable and other accrued liabilities, current	$55.8	$81.4
Lease liabilities, current	11.3	10.5
Deferred revenue	12.6	9.0
Notes payable, current	1.0	1.4
Current liabilities of discontinued operations	—	27.4
Total current liabilities	80.7	129.7
Notes payable, long-term	64.6	64.6
Lease liabilities, long-term	73.4	79.0
Accounts payable and other accrued liabilities, long-term	9.0	9.2
Noncurrent liabilities of discontinued operations	—	47.3
Total liabilities	229.9	329.8
Additional paid-in capital	2,049.9	2,040.5
Retained earnings	(22.4)	11.5
Treasury stock	(1,140.7)	(1,046.5)
Accumulated other comprehensive loss	(1.7)	6.5
Noncontrolling interests	(2.2)	(32.9)
Total equity	882.9	979.1
Total liabilities and equity	$1,112.8	$1,308.9

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provide useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods. The presentation of non-GAAP financial measures is used to enhance our investors’ understanding of certain aspects of our financial performance. This presentation is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Black Knight Football

BKFC EBITDA is defined as earnings or (loss) for the period before interest, taxes, depreciation and amortization. BKFC Adjusted EBITDA Excluding Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization, adjusted for the impact of income on player trading (which includes both profit (loss) on the sale of player registrations and player loan fee income) and other non-cash and/or nonrecurring items. Both EBITDA and Adjusted EBITDA Excluding Profit on Player Trading are non-GAAP financial measures used by management and BKFC’s stakeholders to provide useful supplemental information that enables a better comparison of BKFC’s performance across periods by removing non-cash and material exceptional items as well as to evaluate BKFC's operating performance.

Minden Mill

Minden Mill's Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance of Minden Mill. Adjusted EBITDA is a non-GAAP financial measure used by management and Minden Mill's stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on goodwill, property and equipment, and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improve the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Black Knight Football Club

Cannae accounts for its investment in Black Knight Football Club using the equity method of accounting; therefore, its results do not consolidate into Cannae’s. As prescribed by relevant accounting standards, Cannae recognizes its proportionate share of BKFC's net loss in Losses of unconsolidated affiliates in its consolidated statements of operations.

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended September 30, 2026, and 2025, include its ratable portion of BKFC's net loss for the three and twelve months ended June 30, 2026, and 2025, respectively.

Adjusted EBITDA Excluding Profit on Player Trading Reconciliation
(In Millions) (Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Net (loss) income	$(42.4)	$60.4	$(70.2)	$(14.4)
Interest expense, net	8.0	10.0	29.7	24.4
Income tax expense (benefit)	0.4	(5.0)	0.4	(5.0)
Depreciation and amortization	45.6	30.3	157.9	111.8
EBITDA	11.6	95.7	117.8	116.8
Player trading income(1)	(5.3)	(80.2)	(91.4)	(121.9)
Other non-cash and non-recurring (gain) loss(2)	—	—	(28.4)	—
Stock-based compensation expense	0.3	0.3	1.1	1.0
Adjusted EBITDA excluding profit on player trading	$6.6	$15.8	$(0.9)	$(4.1)
_____________________________________________
(1) Beginning in the period ended June 30, 2026, player trading income includes both profit on sales of player registration rights and loan income received on players temporarily loaned to other football clubs; all prior periods have been recast to be consistent. The impact of such adjustment was an increase in the adjustment for player trading income and decrease in Adjusted EBITDA excluding profit on player trading of $5.1 million and $19.8 million in the twelve months ended June 30, 2026 and 2025, respectively, and $7.8 million in the three months ended June 30, 2025.
(2) Primarily includes a gain of $24.1 million from the revaluation of BKFC's 40% interest in FC Lorient associated with its acquisition of the remaining 60% interest in FC Lorient in January 2026.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Minden Mill
Cannae accounts for its investment in Minden Mill using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Minden Mill's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Minden Mill on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended September 30, 2026 and 2025 include Cannae's ratable portion of Minden Mill's net earnings for the three and twelve months ended June 30, 2026 and 2025.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Net loss	$(0.9)	$(1.1)	$(4.3)	$(4.4)
Interest expense, net	0.2	0.1	0.7	0.3
Depreciation and amortization	0.4	0.4	1.7	1.8
EBITDA	$(0.3)	$(0.6)	$(1.9)	$(2.3)
Stock-based compensation	0.2	0.1	0.6	0.4
Other (1)	—	—	0.4	1.5
Adjusted EBITDA	$(0.1)	$(0.5)	$(0.9)	$(0.4)
_____________________________________________
(1) Other adjustments for the twelve months ended June 30, 2025, represents non-recurring transaction costs attributable to write off of escrow funds receivable from the acquisition of Minden Mill.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in Losses of unconsolidated affiliates in our consolidated statements of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight. Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In Millions) (Unaudited)

	Three months ended September 30,
	2026	2025
Net loss from continuing operations	$(51.0)	$(1,055.0)
Interest expense, net	(25.0)	(24.0)
Income tax (benefit) expense	(19.0)	(198.0)
Depreciation and amortization	105.0	103.0
EBITDA from continuing operations	60.0	(1,126.0)
Share-based compensation	8.0	3.0
Transaction and integration expenses (1)	2.0	4.0
Restructuring	25.0	4.0
Loss from change in fair value of financial instruments	—	(19.0)
(Gain) loss from change in fair value of tax receivable agreement	(15.0)	(66.0)
Goodwill impairment and other (2)	6.0	1,338.0
Adjusted EBITDA from continuing operations(3)	$86.0	$138.0
Revenue	$500.0	$533.0
Adjusted EBITDA Margin from continuing operations(4)	17.2%	25.9%
_____________________________________________
(1) Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(2) Goodwill impairment and other primarily includes $6 million of certain professional fees incurred in connection with Alight's debt refinancing activities for the three ended September 30, 2026 and $1,338 million non-cash goodwill impairment charges for the three months ended September 30, 2025.
(3) Adjusted EBITDA from continuing operations excludes the impact of discontinued operations.
(4) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2026	2025	2026	2025
Net loss from continuing operations(1)	$(19.6)	$(0.6)	$(61.9)	$10.3
Interest expense, net	0.2	0.1	0.3	0.7
Depreciation and amortization	1.3	1.6	5.9	6.6
EBITDA	(18.1)	1.1	(55.7)	17.6
Non-cash impairment expense	17.8	—	62.2	0.6
Non-recurring recognized loss (gain), store disposal costs and other (2)	—	0.1	(0.7)	(7.3)
Adjusted EBITDA	$(0.3)	$1.2	$5.8	$10.9
_____________________________________________
(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2) Primarily relates to sale or write-off of fixed assets and derecognition of lease liabilities.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2026 UPDATE
Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell
Chief Executive Officer

Brett A. Correia
Interim Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
General Counsel and Corporate Secretary

Alexander Ciniello
Vice President, Corporate Finance

THIRD QUARTER 2026
CONFERENCE CALL DETAILS

Date: November 9, 2026
Time: 5:00 pm ET
Participant dial-in:
1-833-309-3473 (Domestic)
1-785-838-9251 (International)
Conference ID: CANNAE

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 11162615.

The telephonic replay will be available until 11:59 pm ET on November 23, 2026.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman
Chairman of the Board
Cannae Holdings, Inc.

William P. Foley, II
Vice Chairman of the Board
Cannae Holdings, Inc.

Mona Aboelnaga Kanaan
Managing Partner
K6 Investments

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman of Texas
Huntington Bank

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

William T. Royan
Founding Partner
Markets Infrastructure Partners, LP

Cherie L. Schaible
Founding Partner
CLS Advisory, LLC

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Woodrow Tyler
Investment Committee Member
Michigan Health Endowment Board

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Grant Thornton LLP
4695 MacArthur Court Suite 1600
Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form
10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com